Synergen Law Group

A Professional Law Corporation

February 24, 2011

Finishing Touches Home Goods, Inc.
3420 E. Shea Boulevard, Suite 200
Phoenix, AZ 85028

Dear Ladies and Gentlemen:

We have acted as securities counsel to Finishing Touches Home Goods, Inc., a Nevada corporation (the "Company"), in connection with the preparation of the registration statement on Form S-1 ( the "Registration Statement") filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the "Act"), to register an aggregate of 3,000,000 shares of common stock, par value $0.001 per share, of the Company registered on behalf of the Selling Stockholders named in the Registration Statement (the “Shares”).

We have examined such records and documents and made such examination of laws as we have deemed relevant in connection with this opinion. It is our opinion that the Shares of common stock to be sold by the selling shareholders have been duly authorized and are legally issued, fully paid and non-assessable.

No opinion is expressed herein as to any laws other than the State of Nevada within the United States. This opinion opines upon Nevada law including the statutory provisions, all applicable provisions of the Nevada Constitution and reported judicial decisions interpreting those laws.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Experts” in the Registration Statement. In so doing, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Commission promulgated thereunder.

Regards,
SYNERGEN LAW GROUP

/s/ Karen A. Batcher

Karen A. Batcher, Esq.
kbatcher@synergenlaw.com

DEL MAR OFFICE		SOUTH BAY OFFICE

12625 HIGH BLUFF DRIVE, SUITE 111	TEL. 619.475.7882	819 ANCHORAGE PLACE, SUITE 28
SAN DIEGO, CALIFORNIA 92130	FAX. 619.512.5184	CHULA VISTA, CALIFORNIA 91914